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                                  EXHIBIT 10.3


                              EMPLOYMENT AGREEMENT


THIS AGREEMENT is entered into as of the 12th day of February, 1998 by and between SAM GINN ("Employee") and AIRTOUCH COMMUNICATIONS, INC., a Delaware corporation (the "Corporation").




For ease of reference, this Agreement is divided into the following parts, which begin on the pages indicated:


FIRST PART:   TERM OF EMPLOYMENT, DUTIES AND SCOPE, COMPENSATION AND BENEFITS
              DURING EMPLOYMENT (Sections 1-5, beginning on page 1)

SECOND PART:  COMPENSATION AND BENEFITS IN CASE OF ACTUAL OR CONSTRUCTIVE
              TERMINATION NOT RELATING TO A CHANGE IN CONTROL
              (Sections 6-8, beginning on page 6)

THIRD PART:   COMPENSATION AND BENEFITS IN CASE OF ACTUAL OR CONSTRUCTIVE
              TERMINATION RELATING TO A CHANGE IN CONTROL
              (Sections 9-12, beginning on page 9)

FOURTH PART:  PARACHUTE PAYMENTS
              (Sections 13-14, beginning on page 12)

FIFTH PART:   TRADE SECRETS, SUCCESSORS, MISCELLANEOUS PROVISIONS, SIGNATURE
              PAGE (Sections 15-17, beginning on page 14)



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FIRST PART: TERM OF EMPLOYMENT, DUTIES AND SCOPE, COMPENSATION AND BENEFITS
            DURING EMPLOYMENT


SECTION 1:  TERM OF EMPLOYMENT

(a) Basic Rule. The Corporation agrees to continue the Employee's employment, and the Employee agrees to remain in employment with the Corporation, from February 12, 1998, until the earliest of:

         (1)      The date of the Employee's death; or

         (2) The date when the Employee's employment terminates pursuant to Subsection (b), (c), (d) or (e) below.

(b) Early Termination or Resignation. The Corporation may terminate the Employee's employment for any reason by giving the Employee not less than 30 days' advance notice in writing. The Employee may terminate the Employee's employment for any reason by giving the Corporation not less than 30 days' advance notice in writing.

(c) Termination for Cause. The Corporation may terminate the Employee's employment at any time for Cause shown by giving the Employee not less than 30 days' advance notice in writing. For all purposes under this Agreement, "Cause" shall mean (1) a willful failure by the Employee to substantially perform the Employee's duties under this Agreement, other than a failure resulting from the Employee's complete or partial incapacity due to physical or mental illness or impairment, (2) a willful act by the Employee that constitutes gross misconduct and that is injurious to the Corporation, (3) a willful breach by the Employee of a material provision of this Agreement or (4) a material and willful violation of a federal or state law or regulation applicable to the business of the Corporation. No act, or failure to act, by the Employee shall be considered "willful" unless committed without good faith and without a reasonable belief that the act or omission was in the Corporation's best interest.

(d) Termination for Disability. The Corporation may terminate the Employee's employment for Disability by giving the Employee not less than six months' advance notice in writing. For all purposes under this Agreement, "Disability" shall mean that the Employee, at the time notice is given, has been unable to perform the Employee's duties under this Agreement for a period of not less than six consecutive months as the result of the Employee's incapacity due to physical or mental illness. In the event that the Employee resumes the performance of substantially all of the Employee's duties under this Agreement before the termination of the Employee's employment under this Section becomes effective, the notice of termination shall automatically be deemed to have been revoked.



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(e)      Notice. For all purposes under this Section 1, the employment relationship shall terminate on the date specified in the notice of termination. Any waiver of notice shall be valid only if it is made in writing and expressly refers to the applicable notice requirement of this Section 1. If the Corporation specifies a termination date that is earlier than the minimum advance notice date required under Subsection
         (b), (c) or (d) (as applicable), then the Employee is entitled to pay and benefits in lieu of the omitted period of advance notice.

(f) Termination of Agreement. This Agreement shall expire when all obligations of the parties hereunder have been satisfied.

         (1) In General. In addition, except as described in Paragraph 2 below, either the Corporation or the Employee may terminate this Agreement for any reason, and without affecting the Employee's status as an employee, by giving the other party one year's advance notice in writing.

         (2) After a Change In Control. If a Change in Control occurs, the Corporation may not provide notice of termination of this Agreement under Paragraph (1) above within the two-year period after the Change In Control. In other words, in this case, the effective date of the termination of the Agreement may be no earlier than three years after the Change in Control. For all purposes under this Agreement, the term "Corporation" shall include any successor to the Corporation's business and/or assets that executes and delivers the assumption agreement described in Subsection 16(a) of this Agreement or that becomes bound by this Agreement by operation of law.

         A termination of this Agreement pursuant to this Subsection (f) shall be effective for all purposes at the end of the notice period, except that such termination shall not effect the payment or provision of compensation or benefits under this Agreement on account of a termination of employment occurring prior to the termination of this Agreement.

SECTION 2:  DUTIES AND SCOPE OF EMPLOYMENT

(a) Position. The Corporation agrees to employ the Employee for the term of employment under this Agreement in the position of Chairman and Chief Executive Officer of AirTouch Communications, Inc., reporting to the Corporation's Board of Directors (as such position was defined in terms of responsibilities and compensation as of the effective date of this Agreement). The Corporation, Subsidiary, Affiliate or Joint Venture directly employing the Employee is referred to in this Agreement as the "Employing Entity," and the Corporation, its Subsidiaries, Affiliates and Joint Ventures are referred to, in the aggregate, in this Agreement as the "AirTouch Group."

         For all purposes under this Agreement, the terms "Affiliate," "Subsidiary" and "Joint Venture" shall mean the following:



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         (1)      "Affiliate" shall mean any entity other than a Subsidiary, if the Corporation and/or one or more Subsidiaries own(s) not less than 50% of such entity.

         (2) "Subsidiary" shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

         (3) "Joint Venture" shall mean any entity (other than a Subsidiary or Affiliate) in which the Corporation and/or one or more Subsidiaries and/or one or more Affiliates has a direct or indirect ownership interest.

(b) Obligations. During the term of employment under this Agreement, the Employee shall devote the Employee's full business efforts and time to the Employing Entity and the AirTouch Group. The foregoing shall not preclude the Employee from engaging in appropriate civic, charitable or religious activities or from devoting a reasonable amount of time to private investments or from serving on the boards of directors of other entities, as long as such activities and service do not interfere or conflict with the Employee's responsibilities to the Employing Entity and the AirTouch Group.

SECTION 3:  BASE COMPENSATION

During the term of employment under this Agreement, the Corporation agrees to pay (itself or through the Employing Entity) the Employee as compensation for services a base salary at the annual rate of $915,000, or at such higher rate as the Corporation's Compensation and Personnel Committee of the Board of Directors may determine from time to time. Such salary shall be payable in accordance with the standard payroll procedures of the Employing Entity. Once the Corporation's Compensation and Personnel Committee of the Board of Directors has increased such salary, it thereafter shall not be reduced; provided, however, that if a Change in Control has not occurred, such salary (including any increases) may be reduced by the Corporation if (1) the Employee commits an act or omission that meets the definition of Cause, as defined in Section 1(c), or (2) the Employee and all other officers of the Corporation who are parties to written employment agreements containing substantially the same provisions as this Agreement have their salaries (including any increases) reduced by the same percentage amount for the same time period. The annual compensation specified in this Section 3, together with any increases in such compensation that the Compensation and Personnel Committee of the Board of Directors of the Corporation may grant from time to time, and together with any reductions made in accordance with this
Section 3, is referred to in this Agreement as "Base Compensation."

SECTION 4:  EMPLOYEE BENEFITS

(a) In General. During the term of employment under this Agreement, the Employee shall be eligible to participate in the employee benefit plans and executive compensation programs maintained by the Employing Entity, including (without



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         limitation) pension plans, savings or profit-sharing plans, deferred compensation plans, supplemental retirement or excess-benefit plans, stock option, incentive or other bonus plans, life, disability, health, accident and other insurance programs, paid vacations, and similar plans or programs, subject in each case to the generally applicable terms and conditions of the plan or program in question and to the discretion and determinations of any person, committee or entity administering such plan or program.

(b) Accelerated Vesting in Incentive Awards in Case of a Change in Control of the Corporation. If, during the term of this Agreement, a Change in Control (as defined in Section 12) occurs with respect to the Corporation, then each of the incentive awards heretofore or hereafter granted to the Employee by the members of the AirTouch Group or their delegates shall become fully vested, fully exercisable or fully payable, as the case may be, any contrary provisions of such awards or the applicable plan notwithstanding. The term "incentive award" shall include, without limitation, all awards under the AirTouch Communications, Inc. 1993 Long-Term Stock Incentive Plan, all other awards with respect to equity or derivative securities of the AirTouch Group, and all cash incentive awards, other than incentive awards payable under the AirTouch Communications Incentive Plan.

(c) Accelerated Vesting in Supplemental Pension Benefits in Case of a Change in Control of the Corporation. If, during the term of this Agreement, a Change in Control (as defined in Section 12) occurs with respect to the Corporation, then all of the Employee's supplemental pension benefits shall become fully vested, any contrary provisions of the applicable plan notwithstanding. The term "supplemental pension benefit" shall include, without limitation, all retirement benefits provided under a plan or program of the AirTouch Group that is not intended to qualify under section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code").

SECTION 5:  BUSINESS EXPENSES AND TRAVEL

During the term of employment under this Agreement, the Employee shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with the Employee's duties hereunder. The Employing Entity shall reimburse the Employee for such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with generally applicable policies.


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SECOND PART: COMPENSATION AND BENEFITS IN CASE OF ACTUAL OR CONSTRUCTIVE
             TERMINATION NOT RELATING TO A CHANGE IN CONTROL


SECTION 6: TERMINATIONS NOT RELATING TO A CHANGE IN CONTROL

This Second Part of the Agreement, consisting of Sections 6 through 8, describes the benefits and compensation, if any, payable in case of termination of employment that does not relate to a Change in Control (as defined in Section
12). The Third Part of the Agreement, consisting of Sections 9 through 12, describes benefits and compensation, if any, payable in case of termination of employment that relates to a Change in Control. If benefits and compensation are payable under this Second Part, then no benefits and compensation are payable under the Third Part.

SECTION 7: INVOLUNTARY TERMINATION WITHOUT CAUSE OR DISABILITY

In the event that, during the term of this Agreement, the Corporation or Employing Entity terminates the Employee's employment with the AirTouch Group for any reason other than Cause or Disability, and such termination does not relate to a Change in Control, then, after executing the release of claims described in Section 7(e), the Employee shall be entitled to receive the following payments and benefits:

(a) Severance (2x payment). The Corporation shall pay to the Employee in a lump sum, not less than 31 days nor more than 120 days following the date of the employment termination, an amount equal to the following:

         (1) Two times the Employee's Base Compensation in effect on the date of the employment termination; plus

         (2) 200% of the target Team Award under the AirTouch Communications Incentive Plan, for the Employee's position as of the date of the termination.

         Any other provision of this Agreement or of the AirTouch Communications Incentive Plan notwithstanding, after the amount described in this Subsection (a) has been paid to the Employee, the Employee shall not be entitled to any further payment of Team Award under such Incentive Plan.

(b) Two Years of Life Insurance and Health Plan Coverage. The coverage described in this Subsection (b) shall be provided for a "Continuation Period" beginning on the date when the employment termination is effective and ending on the earlier of (1) the two-year anniversary of the date when the employment termination is effective or (2) the date of the Employee's death. During the Continuation Period, the Employee (and, where applicable, the Employee's dependents) shall be entitled to continue participation in the basic and supplemental group term life insurance plan and in the health care plan for employees maintained by the Employing Entity as if the Employee were still an



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         employee of the Employing Entity, but only if the Employee does not elect any continuation coverage under Part 6 of Title I of the Employee Retirement Income Security Act of 1974, as amended. Where applicable, the Employee's compensation for purposes of such plans shall be deemed to be equal to the Employee's compensation (as defined in such plans) in effect on the date of the employment termination. To the extent that the Corporation finds it undesirable to cover the Employee under the group life insurance and health plans of the AirTouch Group, the Corporation shall provide the Employee (at its own expense) with the same level of coverage under individual policies.

(c) Incentive Programs. The period (the "Extension Period") beginning on the date when the termination of employment is effective and ending on the earlier of (1) the one-year anniversary of the date when the employment termination is effective or (2) the date of the Employee's death shall be counted as employment with the Corporation for purposes of vesting in each of the incentive awards heretofore or hereafter granted to the Employee by the members of the AirTouch Group or their delegates, any contrary provisions of such awards or the applicable plan notwithstanding. The term "incentive award" shall include, without limitation, all awards under the AirTouch Communications, Inc. 1993 Long-Term Stock Incentive Plan, all other awards with respect to equity or derivative securities of the AirTouch Group, and all cash incentive awards, other than incentive awards payable under the AirTouch Communications Incentive Plan. This Subsection shall not be construed to require any member of the AirTouch Group to grant any new awards to the Employee during the Extension Period. The parties understand and agree that the Extension Period also counts as employment with the Corporation for purposes of determining the expiration date of any incentive award granted by any member of the AirTouch Group or its delegate and held by the Employee when employment terminates.

(d) Financial Counseling. For a one-year period after termination of employment, the Corporation shall provide the Employee with professional financial counseling services comparable in scope and value to the financial counseling services made available to the Employee immediately prior to such termination of employment.

(e) Release of Claims. As a condition to the receipt of the payments and benefits described in this Section 7, the Employee shall be required to execute a release of all claims arising out of the Employee's employment or the termination thereof including, but not limited to, any claim of discrimination under state or federal law.

(f) No Mitigation. The Employee shall not be required to mitigate the amount of any payment or benefit contemplated by this Section 7, nor shall any such payment or benefit be reduced by any earnings or benefits that the Employee may receive from any other source.



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SECTION 8: OTHER TERMINATIONS UNDER THIS PART

If termination of employment, actual or constructive, is not described in
Section 7, then the Employee is entitled only to the compensation, benefits and reimbursements payable under the terms of Sections 3, 4 and 5 of this Agreement for the period preceding the effective date of the termination. The payments under this Agreement shall fully discharge all responsibilities of the AirTouch Group to the Employee upon termination of the Employee's employment. This
Section 8 applies, without limitation, to any termination of employment initiated by the Employee, termination of employment caused by the Employee's death or Disability, termination of the Employee for Cause, and any constructive termination.



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THIRD PART: COMPENSATION AND BENEFITS IN CASE OF ACTUAL OR CONSTRUCTIVE
            TERMINATION RELATING TO A CHANGE IN CONTROL


SECTION 9:  TERMINATIONS RELATING TO A CHANGE IN CONTROL

This Third Part of the Agreement, consisting of Sections 9 through 12, describes the benefits and compensation, if any, payable in case of termination of employment that relates to a Change in Control (as defined in Section 12). The Second Part of the Agreement, consisting of Sections 6 through 8, describes benefits and compensation, if any, payable in case of termination that does not relate to a Change in Control. If benefits and compensation are payable under this Third Part, then no benefits and compensation are payable under the Second Part.

SECTION 10: INVOLUNTARY ACTUAL OR CONSTRUCTIVE TERMINATION WITHOUT CAUSE

In the event that, during the term of this Agreement, the Employee's employment terminates in a Qualifying Termination, as defined in Subsections (a) and (b), the Employee shall be entitled to receive the payments and benefits described in Subsections (c), (d), (e) and (f).

(a)      Qualifying Termination After a Change in Control.

         (1) A Qualifying Termination occurs if the Corporation or Employing Entity terminates the Employee's employment with the AirTouch Group for any reason including, without limitation, Cause or Disability within three years after a Change in Control;

         (2) A Qualifying Termination also includes a "Constructive Termination," which means a material reduction in salary or benefits, a material change in responsibilities, or a requirement to relocate, except for office relocations that would not increase the Employee's one-way commute distance by more than 40 miles. For the purpose of defining a "Constructive Termination," a material reduction in salary or benefits is deemed to occur if the Employee's Base Compensation or benefits are reduced by 20% or more; or

         (3) A Qualifying Termination occurs if during the term of this Agreement and during the 13th full calendar month after the occurrence of a Change in Control, the Employee voluntarily separates from employment with the AirTouch Group for any reason.

(b)       Qualifying Termination Prior to a Change in Control.

         A Qualifying Termination (as defined in Subsection (a)) also occurs prior to a Change in Control if:



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         (1)  The Qualifying Termination occurs after the Corporation has publicly announced a definitive agreement with a third party to effectuate a Change in Control; and

         (2) The Employee reasonably demonstrates that the Qualifying Termination occurred at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control or otherwise arose in connection with, or in anticipation of, a Change in Control.

(c) Severance (3x payment). The Corporation shall pay to the Employee in a lump sum, not less than 31 days nor more than 120 days following the date of the employment termination, an amount equal to the following:

         (1) Three times the Employee's Base Compensation in effect on the date of the employment termination; plus

         (2) 300% of the target Team Award under the AirTouch Communications Incentive Plan, for the Employee's position as of the date of the termination.

         Any other provision of this Agreement or of the AirTouch Communications Incentive Plan notwithstanding, after the amount described in this Subsection (c) has been paid to the Employee, the Employee shall not be entitled to any further payment of Team Award under such Incentive Plan.

(d) Three Years of Life Insurance and Health Plan Coverage. The coverage described in this Subsection (d) shall be provided for a "Continuation Period" beginning on the date when the employment termination is effective and ending on the earlier of (1) the third anniversary of the date when the employment termination is effective or (2) the date of the Employee's death. During the Continuation Period, the Employee (and, where applicable, the Employee's dependents) shall be entitled to continue participation in the basic and supplemental group term life insurance plan and in the health care plan for employees maintained by the Employing Entity as if the Employee were still an employee of the Employing Entity, but only if the Employee does not elect any continuation coverage under Part 6 of Title I of the Employee Retirement Income Security Act of 1974, as amended. Where applicable, the Employee's compensation for purposes of such plans shall be deemed to be equal to the Employee's compensation (as defined in such plans) in effect on the date of the employment termination. To the extent that the Corporation finds it undesirable to cover the Employee under the group life insurance and health plans of the AirTouch Group, the Corporation shall provide the Employee (at its own expense) with the same level of coverage under individual policies.

(e) Incentive Programs. The period (the "Extension Period") beginning on the date when the termination of employment is effective and ending on the earlier of (1) the one-year anniversary of the date when the employment termination is effective or (2) the date of the Employee's death shall be counted as



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         employment with the Corporation for purposes of determining the expiration date of any incentive award granted by any member of the AirTouch Group or its delegate and held by the Employee when employment terminates, any contrary provisions of such awards or the applicable plan notwithstanding. The term "incentive award" shall include, without limitation, all awards under the AirTouch Communications, Inc. 1993 Long-Term Stock Incentive Plan, all other awards with respect to equity or derivative securities of the AirTouch Group, and all cash incentive awards, other than incentive awards payable under the AirTouch Communications Incentive Plan. This Subsection shall not be construed to require any member of the AirTouch Group to grant any new awards to the Employee during the Extension Period.

(f) Financial Counseling. For a one-year period after termination of employment, the Corporation shall provide the Employee with professional financial counseling services comparable in scope and value to the financial counseling services made available to the Employee immediately prior to the Change in Control.

(g) Penalty for Late or Refused Payment. If the Corporation refuses or fails to timely pay or provide the compensation and benefits specified in this Section 10 upon demand as provided in Section 17(c), and if such refusal or failure is not corrected within 10 business days after the Employee provides written notice to the Corporation concerning the refusal or failure, then the Corporation shall pay immediately to the Employee an additional amount equal to 50% of the Employee's Base Compensation. This provision shall apply only once.

(h) No Mitigation. The Employee shall not be required to mitigate the amount of any payment or benefit contemplated by this Section 10, nor shall any such payment or benefit be reduced by any earnings or benefits that the Employee may receive from any other source.

SECTION 11: OTHER TERMINATIONS UNDER THIS PART

If termination of employment, actual or constructive, is not described in
Section 10, then the Employee is entitled only to the compensation, benefits and reimbursements payable under the terms of Sections 3, 4 and 5 of this Agreement for the period preceding the effective date of the termination. The payments under this Agreement shall fully discharge all responsibilities of the AirTouch Group to the Employee upon termination of the Employee's employment. This
Section 11 applies, without limitation, to any termination of employment initiated by the Employee (except an Employee-initiated termination that is described in Paragraph (2) or (3) of Section 10(a)), a termination of employment caused by the Employee's death, or any constructive termination that does not meet the requirements of a "Constructive Termination" defined in Paragraph (2) of Section 10(a).



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SECTION 12: DEFINITION OF CHANGE IN CONTROL

For all purposes under this Agreement, "Change in Control" shall mean a "Change in Control" of the Corporation, as defined in the AirTouch Communications, Inc. 1993 Long-Term Stock Incentive Plan (or the successor to such plan).



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FOURTH PART: PARACHUTE PAYMENTS


SECTION 13: GROSS-UP PAYMENT.

In the event it is determined that any payment or distribution of any type to or for the benefit of the Employee, pursuant to this Agreement or otherwise, by the Corporation or any member of the AirTouch Group, any Person who acquires ownership or effective control of the Corporation or any member of the AirTouch Group, or ownership of a substantial portion of the assets of the Corporation or any member of the AirTouch Group (within the meaning of section 280G of the Code and the regulations thereunder) or any affiliate of such Person (the "Total Payments") would be subject to the excise tax imposed by section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the "Excise Tax"), then the Employee shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that, after payment by the Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, the Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments.

SECTION 14: DETERMINATION BY ACCOUNTANT

All mathematical determinations and determinations as to whether any of the Total Payments are "parachute payments" (within the meaning of section 280G of the Code), in each case which determinations are required to be made under this
Section 14, including whether a Gross-Up Payment is required, the amount of such Gross-Up Payment, and amounts relevant to the last sentence of this Section 14, shall be made by an independent accounting firm selected by the Employee from amount the largest six accounting firms in the United States (the "Accounting Firm"). The Accounting Firm shall provide to the Corporation and to the Employee its determination (the "Determination"), together with detailed supporting calculations regarding the amount of any Gross-Up Payment and any other relevant matter, within five days after termination of the Employee's employment, if applicable, or at such earlier time as is requested by the Corporation or the Employee (if the Employee reasonably believes that any of the Total Payments may be subject to the Excise Tax). If the Accounting Firm determines that no Excise Tax is payable by the Employee, it shall furnish the Employee with a written statement that such Accounting Firm has concluded that no Excise Tax is payable (including the reasons therefor) and that the Employee has substantial authority not to report any Excise Tax on the Employee's federal income tax return. If a Gross-Up Payment is determined to be payable, it shall be paid to the Employee within five days after the Determination is delivered to the Corporation or the Employee. Any determination by the Accounting Firm shall be binding upon the Corporation and the Employee, absent manifest error.

As a result of uncertainty in the application of section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments not made by the Corporation and members of the AirTouch Group should



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have been made ("Underpayment"), or that Gross-Up Payments were made by the
Corporation and members of the AirTouch Group that should not have been made ("Overpayments"). In either such event, the Accounting Firm shall determine the amount of the Underpayment or Overpayment that has occurred. In the case of an Underpayment, the Corporation promptly shall pay, or cause to be paid, the amount of such Underpayment to or for the benefit of the Employee. In the case of an Overpayment, the Employee shall, at the direction and expense of the Corporation, take such steps as are reasonably necessary (including the filing of returns and claims for refund), follow reasonable instructions from, and procedures established by, the Corporation, and otherwise reasonably cooperate with the Corporation to correct such Overpayment; provided, however, that (1) Employee shall not in any event be obligated to return to the Corporation an amount greater than the net after-tax portion of the Overpayment that he has retained or recovered as a refund from the applicable taxing authorities and (2) this provision shall be interpreted in a manner consistent with the intent of
Section 13, which is to make the Employee whole, on an after-tax basis, from the application of the Excise Tax, it being understood that the correction of an Overpayment may result in the Employee repaying to the Corporation an amount that is less than the Overpayment.



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FIFTH PART: TRADE SECRETS, SUCCESSORS, MISCELLANEOUS PROVISIONS, SIGNATURE PAGE


SECTION 15:  CONFIDENTIAL INFORMATION

(a) Acknowledgement. The Corporation and the Employee acknowledge that the services to be performed by the Employee under this Agreement are unique and extraordinary and that, as a result of the Employee's employment, the Employee will be in a relationship of confidence and trust with the Corporation and will come into possession of "Confidential Information" (1) owned or controlled by the AirTouch Group, (2) in the possession of the AirTouch Group and belonging to third parties or (3) conceived, originated, discovered or developed, in whole or in part, by the Employee. As used herein "Confidential Information" includes trade secrets and other confidential or proprietary business, technical, personnel or financial information, whether or not the Employee's work product, in written, graphic, oral or other tangible or intangible forms, including but not limited to specifications, samples, records, data, computer programs, drawings, diagrams, models, customer names, business or marketing plans, studies, analyses, projections and reports, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and software systems and processes. Any information that is not readily available to the public shall be considered to be a trade secret and confidential and proprietary, even if it is not specifically marked as such, unless the Corporation advises the Employee otherwise in writing.

(b) Nondisclosure. The Employee agrees that the Employee will not, without the prior written consent of the Corporation, directly or indirectly use or disclose Confidential Information to any person, during or after the Employee's employment, except as may be necessary in the ordinary course of performing the Employee's duties under this Agreement. The Employee will keep the Confidential Information in strictest confidence and trust. This Section 15 shall apply indefinitely, both during and after the term of this Agreement.

(c) Surrender Upon Termination. The Employee agrees that in the event of the termination of the Employee's employment for any reason, the Employee will immediately deliver to the Corporation (and/or other members of the AirTouch Group, as applicable) all property belonging to the AirTouch Group, including all documents and materials of any nature pertaining to the Employee's work with the AirTouch Group, and will not take with the Employee any documents or materials of any description, or any reproduction thereof of any description, containing or pertaining to any Confidential Information. It is understood that the Employee is free to use information that is in the public domain (not as a result of a breach of this Agreement).

SECTION 16:       SUCCESSORS

(a) Corporation's Successors. The Corporation shall require any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Corporation's business and/or assets, by an agreement in substance and form satisfactory to the Employee, to assume this Agreement and to agree expressly to perform this Agreement in the same manner and to the same extent as the Corporation would be required to perform it in the absence of a succession. The Corporation's failure to obtain such agreement prior to the effectiveness of a succession shall be a breach of this Agreement and shall entitle the Employee to all of the compensation and benefits to which the Employee would have been entitled hereunder if the Corporation had involuntarily terminated the Employee's employment without Cause or Disability, on the date when such succession becomes effective.

(b) Employee's Successors. This Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

SECTION 17:  MISCELLANEOUS PROVISIONS

(a) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Corporation (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(b) Whole Agreement. No agreements, representations or understandings (whether oral or written and whether express or implied) that are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. In addition, the Employee hereby acknowledges and agrees that this Agreement supersedes in its entirety any employment agreement between the Employee and the Corporation in effect immediately prior to the effective date of this Agreement. As of the effective date of this Agreement, such employment agreement shall terminate without any further obligation by either party thereto, and the Employee hereby relinquishes any further rights that the Employee may have had under such prior employment agreement.

(c) Presumption. Subject to the provisions of Section 13, the Corporation shall make or cause to be made a payment described in this Agreement upon receiving written notice from the Employee describing such payment, referring to the provision of this Agreement under which such payment is claimed and certifying that all conditions for such payment, as set forth in this Agreement, have been satisfied. The information so furnished to the Corporation by the Employee shall be presumed to be correct, subject to rebuttal by the Corporation after payment. After making the payment claimed by the Employee, the Corporation may seek a refund of such payment in accordance with Subsection (h) below. This Subsection (c) shall not be used to cause a payment to be made at a time earlier than provided in this Agreement.

(d) Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to the Employee at the home address that the Employee most recently communicated to the Corporation in writing. In the case of the Corporation, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(e) No Setoff. There shall be no right of setoff or counterclaim, with respect to any claim, debt or obligation, against payments to the Employee under this Agreement.

(f) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, irrespective of California's choice-of-law principles.

(g) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(h) Arbitration. Except as otherwise provided in Section 13, any dispute or controversy arising out of the Employee's employment or the termination thereof, including, but not limited to, any claim of discrimination under state or federal law, shall be settled exclusively by arbitration in San Francisco, California, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. The foregoing notwithstanding, a dispute or controversy over whether Cause exists for the termination of an Employee, whether such termination occurred within three years after a Change in Control, or a dispute or controversy over whether a Constructive Termination has occurred, shall be arbitrated by a three-member panel of the outside directors of the Corporation, with the selection of the panel to be made by the Chairman, as of one year prior to the Change in Control, of the Corporation's Board of Directors. If three such individuals are unwilling to serve as arbitrators, the preceding sentence shall be inapplicable, and all disputes and controversies shall be subject to arbitration in accordance with the rules of the American Arbitration Association, as provided above in this Subsection. For purposes of this Subsection, "outside directors" shall mean members of the Board of Directors of the Corporation, as such Board of Directors was constituted one year prior to the Change in Control, who were not employees of the Corporation or another member of the AirTouch Group one year prior to the Change in Control.

(i) No Assignment of Benefits. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor's process, and any action in violation of this Subsection (i) shall be void.

(j) Employment at Will; Limitation of Remedies. The Corporation and the Employee acknowledge that the Employee's employment is at will, as defined under applicable law. If the Employee's employment terminates for any reason, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement.

(k) Employment Taxes. All payments made pursuant to this Agreement shall be subject to withholding of applicable taxes.

(l) Benefit Coverage Non-Additive. In the event that the Employee is entitled to life insurance and health plan coverage under more than one provision hereunder, only one provision shall apply, and neither the periods of coverage nor the amounts of benefits shall be additive.


IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Corporation by its duly authorized officer, as of the day and year first above written.




                               ------------------------------------
                                            Sam Ginn


                               AIRTOUCH COMMUNICATIONS, INC.


                               By _________________________________
                                           Brian R. Jones
                                  Its Senior Vice President, Human
                                  Resources and Corporate Services